The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-232937
Subject to Completion
Preliminary Prospectus Supplement dated January 11, 2022
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2019)
$
Sonoco Products Company
$              % Notes due
$              % Notes due
$              % Notes due
We are offering $      aggregate principal amount of    % notes due           (the “           notes”), $      aggregate principal amount of    % notes due           (the “           notes”) and $      aggregate principal amount of    % notes due           (the “           notes” and, together with the           notes and the           notes, the “notes”). We will pay interest on the notes semi-annually in arrears on           and           of each year, beginning on           , 2022. The           notes will mature on       ,          , the           notes will mature on      ,           , and the       notes will mature on           ,           .
If the Ball Metalpack Acquisition (as defined herein) is not consummated on or before June 20, 2023 or the Ball Metalpack Agreement (as defined herein) is terminated prior to such date, we will be required to redeem the notes at a redemption price equal to 101% of the principal amount of the notes (or, solely with respect to the           notes, if the Special Mandatory Redemption Date (as defined herein) falls on or after the           Notes Par Call Date (as defined herein), 100% of the principal amount of the           notes), plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes — Special Mandatory Redemption.”
We may redeem the notes of any series at our option, in whole at any time or in part from time to time, at the redemption prices described under “Description of the Notes — Optional Redemption.” If a change of control repurchase event as described under the heading “Description of the Notes — Change of Control Repurchase Event” occurs, we may be required to offer to purchase the notes from the holders.
The notes will be our unsecured senior obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2020.
	Per Note	Total	Per Note	Total	Per Note	Total
Public offering price(1)	%	$	%	$	%	$
Underwriting discount	%	$	%	$	%	$
Proceeds, before expenses, to us(1)	%	$	%	$	%	$

(1)
Plus accrued interest from           , 2022, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about           , 2022.
Joint Book-Running Managers
J.P. Morgan	Wells Fargo Securities
BofA Securities
The date of this prospectus supplement is           , 2022.

Prospectus Supplement
Prospectus
We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement supplements the description in the accompanying prospectus under “Description of the Securities,” and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Except as used in “Description of the Notes,” as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” the “company” and “Sonoco” refer to Sonoco Products Company and its subsidiaries.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.
You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each of them, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “anticipate,” “aspire,” “assume,” “believe,” “can,” “commitment,” “committed,” “consider,” “could,” “envision,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “might,” “objective,” “opportunity,” “outlook,” “plan,” “potential,” “project,” “re-envision,” “strategy,” “target,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding: the availability and supply of raw materials, and offsetting high raw material costs, including the impact of potential changes in tariffs; potential impacts of the COVID-19 Coronavirus on business, operations and financial conditions; improved productivity and cost containment; improving margins and leveraging strong cash flows and financial position; effects of acquisitions and divestitures, including our proposed acquisition of Ball Metalpack Holdings, LLC (“Ball Metalpack”); realization of synergies resulting from acquisitions, including our proposed acquisition of Ball Metalpack; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial and business strategies and the results expected from them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; expected impact and costs of resolution of legal proceedings; extent of, and adequacy of provisions for, environmental liabilities; commitments to reduce greenhouse gas emissions; sustainability commitments; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; expected impact of implementation of new accounting pronouncements; creation of long-term value and returns for shareholders; continued payment of dividends; planned stock repurchases; our expected acquisition of Ball Metalpack and the timing and financing thereof; the terms of the notes offered hereby; and our expected use of the net proceeds from this offering, including with respect to eligible green projects. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements has been included in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020, as well as our other documents filed, or to be filed, with the SEC. The risks, uncertainties and assumptions include, without limitation:
•
the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and our ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•
impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of our suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;

S-iii

•
the costs of labor;

•
work stoppages due to labor disputes;

•
the success of new product development, introduction and sales;

•
the success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;

•
consumer demand for our products and changing consumer preferences;

•
our ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•
competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors’ pricing for products;

•
the financial conditions of customers and suppliers;

•
our ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•
our ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•
the inventory management strategies of customers;

•
the timing of introduction of new products or product innovations by customers;

•
our collection of receivables from customers;

•
our ability to improve margins and leverage cash flows and financial position;

•
our ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of our existing businesses on operating results;

•
our ability to maintain innovative technological market leadership and a reputation for quality;

•
our ability to attract and retain talented and qualified employees, managers and executives;

•
our ability to profitably maintain and grow existing domestic and international business and market share;

•
our ability to expand geographically and win profitable new business;

•
our ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into our operations, including with respect to our proposed acquisition of Ball Metalpack;

•
the costs, timing and results of restructuring activities;

•
the availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•
the effects of our indebtedness on our cash flow and business activities;

•
fluctuations in interest rates and our borrowing costs;

•
fluctuations in obligations and earnings of pension and postretirement benefit plans;

•
the accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•
the timing of funding pension and postretirement benefit plan obligations;

•
the cost of employee and retiree medical, health and life insurance benefits;

•
the resolution of income tax contingencies;

•
foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

S-iv

•
changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;

•
the adoption of new, or changes in, accounting standards or interpretations;

•
challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;

•
the accuracy in valuation of deferred tax assets;

•
the accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•
the accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•
our ability to maintain effective internal controls over financial reporting;

•
our liability for and anticipated costs of resolution of legal proceedings;

•
our liability for and anticipated costs of environmental remediation actions;

•
the effects of environmental laws and regulations;

•
operational disruptions at our major facilities;

•
failure or disruptions in our information technologies;

•
failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;

•
substantially lower than normal crop yields;

•
loss of consumer or investor confidence;

•
our ability to protect our intellectual property rights;

•
changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;

•
changing consumer attitudes toward plastic packaging;

•
our ability to meet sustainability targets and challenges in implementation;

•
changing climate, climate change regulations and greenhouse gas effects;

•
our ability to meet commitments to reduce greenhouse gas emissions;

•
the actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;

•
international, national and local economic and market conditions and levels of unemployment;

•
economic disruptions resulting from terrorist activities and natural disasters;

•
accelerating inflation;

•
the sufficiency of our capital resources;

•
our ability to fund our proposed acquisition of Ball Metalpack;

•
our ability to consummate our proposed acquisition of Ball Metalpack on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations;

•
the satisfaction of the conditions precedent to consummation of our proposed acquisition of Ball Metalpack;

•
our ability to secure regulatory approvals for our proposed acquisition of Ball Metalpack on the terms expected, in a timely manner or at all;

S-v

•
our ability to successfully integrate Ball Metalpack’s operations;

•
our ability to implement our plans, forecasts and other expectations with respect to Ball Metalpack’s business after the completion of the proposed acquisition and realize expected synergies;

•
the ability to realize the anticipated benefits of our proposed acquisition of Ball Metalpack, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period;

•
disruption from the acquisition making it more difficult to maintain business and operational relationships;

•
the negative effects of the announcement or the consummation of our proposed acquisition of Ball Metalpack on the market price of our common stock or on our operating results;

•
the risk of litigation, regulatory actions, unknown liabilities or significant transaction costs related to our proposed acquisition of Ball Metalpack;

•
our ability to complete this offering on the terms and with the timing we anticipate; and

•
the other risks and uncertainties discussed from time to time in our filings with the SEC.

We undertake no obligation, and we disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-vi

SUMMARY
This summary does not contain all of the information that you should consider before investing in the notes offered hereby. Prior to making an investment decision, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference,” including the information set forth under the heading “Risk Factors.”
The Company
We are a South Carolina corporation founded in Hartsville, South Carolina in 1899 as the Southern Novelty Company. Our name was subsequently changed to Sonoco Products Company. We are a manufacturer of industrial and consumer packaging products and a provider of packaging services, with approximately 300 locations in 34 countries.
Today, we are one of the largest diversified global manufacturers of consumer and industrial packaging products, and a provider of packaging services with approximately 19,000 employees worldwide. We had net sales of $5.2 billion in 2020 to customers in approximately 85 countries and had net sales of $4.2 billion in the nine months ended October 3, 2021. Until December 31, 2020, we reported our financial results in four reportable segments: Consumer Packaging, Paper and Industrial Converted Products, Protective Solutions, and Display and Packaging. We changed our operating and reporting structure in January 2021 and, as a result, realigned certain of our reportable segments effective January 1, 2021. The revised structure consists of two reportable segments, Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as “All Other.” Our former Protective Solutions and Display and Packaging segments have been eliminated and the underlying businesses and their results have been grouped into All Other or, in certain cases, subsumed into the remaining two segments. Changes to the Consumer Packaging segment include moving the Plastics — Healthcare packaging and industrial plastics business units to All Other. The Industrial Paper Packaging segment, previously called Paper and Industrial Converted Products, remains unchanged except that it now includes our fiber protective packaging business unit which was previously included in the Protective Solutions segment. All Other includes our healthcare and protective packaging businesses, including Plastics — Healthcare, Sonoco ThermoSafe, consumer and automotive molded foam, retail packaging, and paper amenities. Prior to the divestiture of our global display and packaging operations in two separate transactions, one on November 30, 2020 (Display and Packaging — Europe) and one on April 4, 2021 (Display and Packaging — US), these businesses were also included in Display and Packaging segment prior to January 1, 2021, and in All Other starting January 1, 2021.
Our Consumer Packaging segment accounted for approximately 43% of consolidated net sales in each of the nine months ended October 3, 2021 and September 27, 2020. The operations in this segment consisted of approximately 85 plants throughout the world as of December 31, 2021. The consumer packaging business consists of the following products and services: round and shaped rigid paper containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management. The Consumer Packaging segment serves the following markets: stacked chips, snacks, nuts, cookies, crackers, other hard-baked goods, candy, gum, frozen concentrate, powdered and liquid beverages, powdered infant formula, coffee, refrigerated dough, frozen foods and entrees, processed foods, fresh fruits, vegetables, fresh-cut produce, salads, fresh-baked goods, eggs, seafood, poultry, soup, pasta, dairy, sauces, dips, condiments, pet food, meats and cheeses.
Our Industrial Paper Packaging segment accounted for approximately 43% and 37% of consolidated net sales in the nine months ended October 3, 2021 and September 27, 2020, respectively. This segment served its markets through approximately 180 plants on five continents as of December 31, 2021. Our paper operations provide the primary raw material for our fiber-based packaging. We use approximately 45% of the paper we manufacture, and the remainder is sold to third parties. As of December 31, 2021, this vertical integration strategy was supported by 23 paper mills with 30 paper machines and 23 recycling facilities throughout the world. In 2020, we had the capacity to manufacture approximately 2.2 million tons of recycled paperboard. The Industrial Paper Packaging segment consists of the following products and services: fiber-based packaging tubes, cones, and cores; fiber-based construction tubes; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services. The Paper and Industrial Converted

Products segment serves the following markets: converted paperboard products, spiral winders, construction, plastic films, metal, paper mills, shipping and storage, tape and labels, textiles, wire and cable, adhesives, municipal, residential, customers’ manufacturing and distribution facilities and fiber protective packaging.
Businesses grouped as All Other accounted for approximately 14% and 20% of consolidated net sales in the nine months ended October 3, 2021 and September 27, 2020, respectively. Businesses grouped as All Other include healthcare, protective and retail security packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail security packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities. Reported in All Other, we sold our global display and packaging business in two separate transactions, Display and Packaging — Europe on November 30, 2020 and Display and Packaging — US on April 4, 2021. These businesses included our point-of-purchase displays, fulfillment, and contract packaging operations.
Our principal office is located at 1 N. Second St., Hartsville, SC 29550, our telephone number is (843) 383-7000 and our website address is www.sonoco.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.
Recent Developments
Acquisition of Ball Metalpack
On December 19, 2021, we entered into an Equity Purchase Agreement and Agreement and Plan of Merger (the “Ball Metalpack Agreement”) to acquire, directly or indirectly, all of the membership interests of Ball Metalpack for an aggregate purchase price of $1.35 billion in cash, subject to customary adjustments (collectively, the “Ball Metalpack Acquisition”), for an estimated net transaction value of approximately $1.17 billion after taking into account tax benefits with an estimated net present value of approximately $180 million that we expect to realize as a result of the Ball Metalpack Acquisition. The outstanding equity interests in Ball Metalpack are currently owned by Platinum Equity (51 percent) and Ball Corporation (NYSE: BLL) (49 percent). We intend to use an amount equal to the net proceeds of this offering, together with borrowings under our expected $300 million term loan facility and commercial paper borrowings, to fund the cash consideration payable by us in connection with the Ball Metalpack Acquisition. See “—Bridge Financing and Term Loan” and “Use of Proceeds.”
Ball Metalpack is a leading supplier of sustainable metal packaging for food and household products and the largest aerosol manufacturer in North America. Ball Metalpack, headquartered in Broomfield, Colorado, was formed in 2018 and has more than 100 years of experience in producing steel tinplate food and aerosol cans, as well as closures and packaging components from eight operations in Canton and Columbus, Ohio; Milwaukee and Deforest, Wisconsin; Chestnut Hill, Tennessee; Horsham, Pennsylvania; and Oakdale, California. Ball Metalpack generated approximately $791 million in revenue for the year ended December 31, 2020 and approximately $617 million in revenue for the nine months ended September 30, 2021.
The Ball Metalpack Agreement contains customary representations, warranties and covenants by the parties, and the consummation of the Ball Metalpack Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Ball Metalpack Acquisition is expected to close in the first quarter of 2022. If the Ball Metalpack Acquisition is not consummated on or before June 20, 2023 (the “Outside Date”) or the Ball Metalpack Agreement is terminated prior to the Outside Date, we will be required to redeem the notes offered hereby at a redemption price equal to 101% of the principal amount of the notes (or, solely with respect to the           notes, if the Special Mandatory Redemption Date (as defined below) falls on or after the           Notes Par Call Date (as defined below), 100% of the principal amount of the           notes), plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes — Special Mandatory Redemption.”

Bridge Financing and Term Loan
In connection with our entry into the Ball Metalpack Agreement and to fund the Ball Metalpack Acquisition, we obtained a commitment from JPMorgan Chase Bank, N.A. for a $1.0 billion senior unsecured bridge loan facility, subject to customary conditions. Prior to the consummation of the Ball Metalpack Acquisition, we expect to replace the bridge commitment with permanent financing, including the issuance of the notes offered hereby. In order to fund the Ball Metalpack Acquisition, we also expect to enter into a term loan facility, pursuant to which we expect to borrow approximately $300 million (the “Term Loan”) substantially concurrently with the consummation of the Ball Metalpack Acquisition.

THE OFFERING
The following summary is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of the Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Sonoco Products Company and not to its consolidated subsidiaries.
Issuer
Sonoco Products Company
Notes Offered
We are offering $      aggregate principal amount of      % notes due      , $      aggregate principal amount of      % notes due      and $      aggregate principal amount of      % notes due      .
Maturity
The      notes will mature on       ,      , the      notes will mature on       ,      and the      notes will mature on       ,      .
Interest
The      notes will bear interest at a rate of    % per year from and including       , 2022. Interest will be payable semi-annually in arrears on        and        of each year, beginning on       , 2022.
The      notes will bear interest at a rate of    % per year from and including       , 2022. Interest will be payable semi-annually in arrears on       and       of each year, beginning on       , 2022.
The      notes will bear interest at a rate of    % per year from and including       , 2022. Interest will be payable semi-annually in arrears on       and       of each year, beginning on       , 2022.
Special Mandatory Redemption
The completion of this offering is not contingent upon the consummation of the Ball Metalpack Acquisition. If the Ball Metalpack Acquisition is not consummated on or before the Outside Date or the Ball Metalpack Agreement is terminated prior to the Outside Date, we will be required to redeem the notes at a redemption price equal to 101% of the principal amount of the notes (or, solely with respect to the      notes, if the Special Mandatory Redemption Date falls on or after the      Notes Par Call Date, 100% of the principal amount of the      notes), plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes — Special Mandatory Redemption.”
Optional Redemption
Prior to (i)      ,      (      years prior to the maturity date of the      notes) (the “      Notes Par Call Date”), in the case of the      notes, (ii)      ,      (      months prior to the maturity date of the      notes) (the “      Notes Par Call Date”), in the case of the      notes and (iii)      ,      (      months prior to the maturity date of the      notes) (each such date, a “Par Call Date”), in the case of the      notes, we may redeem the notes of the applicable series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•
100% of the principal amount of such series of notes, or

•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus       basis points, in the case of the        notes, plus       basis points, in the case of the        notes and plus       basis points, in the case of the        notes, less (b) interest accrued to the date of redemption, plus, in each case, accrued and unpaid interest to, but not including, the redemption date for the applicable series of notes.
On or after the applicable Par Call Date, we may redeem the notes of any or all series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes — Redemption at Our Option.”
Offer to Repurchase Upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem a series of notes, we will make an offer to each holder of such series of notes to repurchase all or any part of that holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes of such series repurchased to the date of purchase. See “Description of the Notes — Change of Control Repurchase Event.”
Certain Covenants
The indenture governing the notes will limit our and our subsidiaries’ ability to:
•
incur secured indebtedness;

•
enter into certain sale and leaseback transactions; and

•
enter into certain mergers, consolidations and transfers of substantially all of our assets.

However, these limitations are subject to numerous exceptions. See “Description of the Notes — Certain Covenants of the Company” and “Description of the Notes — Consolidation, Merger and Sale of Assets.”
Ranking
The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of October 3, 2021, we had $1,469 million of outstanding indebtedness on a consolidated basis, none of which was secured, and our subsidiaries had outstanding indebtedness of $81.0 million.

Use of Proceeds
We expect to receive approximately $      million in net proceeds from the sale of the notes, after deducting the underwriting discounts and other estimated offering expenses payable by us. We intend to use an amount equal to the net proceeds of this offering, together with borrowings under our expected $300 million term loan facility and commercial paper borrowings, to fund the cash consideration payable by us in connection with the Ball Metalpack Acquisition, which qualifies as an Eligible Project (as defined below) under our Green Financing Framework (as defined below). See “Use of Proceeds.”
Pending the use of proceeds as described above, we intend to invest the net proceeds of this offering in a variety of capital preservation instruments, as well as to repay amounts outstanding under our commercial paper program. Certain of the underwriters or their respective affiliates may hold our commercial paper and would receive a portion of the proceeds from this offering in connection with the repayment of our commercial paper and thus may have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”
Denominations
The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Further Issues
We may from time to time, without giving notice to or seeking the consent of the existing holders of the notes of a series, issue additional debt securities having the same terms (other than the issue date, the public offering price and the initial interest payment date) with the notes of a series offered hereby so that the existing notes of such series and the new debt securities form a single series under the indenture governing the notes.
Risk Factors
You should carefully consider the risks described under the section entitled “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2020 and beginning on page S-9 of this prospectus supplement, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Governing Law
New York.
Trustee
Regions Bank.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
Set forth below is a summary of our consolidated financial data for the periods indicated. The operating results and other financial data for the periods ended December 31, 2020, 2019 and 2018 and the balance sheet data as of December 31, 2020 and 2019 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated balance sheet data as of December 31, 2018 have been derived from our audited financial statements that are not incorporated by reference in this prospectus supplement or the accompanying prospectus. The operating results and other financial data for the nine months ended October 3, 2021 and September 27, 2020 and the balance sheet data as of October 3, 2021 and September 27, 2020 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q/A for the quarter ended October 3, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of our future performance, and interim results are not necessarily indicative of the results to be expected for the entire fiscal year or any future period. You should read this information in conjunction with our consolidated financial statements and related notes, our unaudited condensed consolidated financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in our Quarterly Report on Form 10-Q/A for the quarter ended October 3, 2021, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Summary of Consolidated Financial Information
	Year Ended December 31,			Nine Months Ended
	2020	2019	2018	October 3, 2021	September 27, 2020
	(in thousands, except ratios)
Operating Results:
Net sales	$5,237,443	$5,374,207	$5,390,938	$4,151,251	$3,861,095
Cost of sales and operating expenses	4,719,543	4,847,245	4,913,238	3,757,583	3,460,888
Restructuring/Asset impairment charges	145,580	59,880	40,071	404,617	371,376
Loss on disposition of business, net	14,516	—	—	2,667	—
Non-operating pension costs	30,142	24,713	941	562,818	22,632
Interest expense	75,046	66,845	63,147	50,767	55,469
Interest income	(2,976)	(5,242)	(4,990)	4,023	2,158
Loss from the early extinguishment of debt	—	—	—	20,184	—
Income (loss) before income taxes	255,592	380,766	378,531	(247,634)	264,631
Provision for (benefit from) income taxes	53.030	93,269	75,008	(91,542)	49,337
Equity in earnings of affiliates, net of tax	(4,679)	(5,171)	(11,216)	(5,701)	(3,230)
Net income (loss)	207,241	292,668	314,739	(150,391)	218,524
Net loss/(income) attributable to noncontrolling interests	222	(883)	(1,179)	(243)	581
Net income attributable to Sonoco	$207,463	$291,785	$313,560	$(150,634)	$219,105

	Year Ended December 31,			Nine Months Ended
	2020	2019	2018	October 3, 2021	September 27, 2020
	(in thousands, except ratios)
Balance Sheet (at period end):
Net working capital(1)	$318,920	$116,704	$436,342	$251,414	$784,391
Property, plant and equipment, net	1,244,110	1,286,842	1,233,821	1,232,074	1,227,122
Total assets	5,277,259	5,126,289	4,583,465	4,925,150	5,767,232
Long-term debt, net of current portion	1,244,440	1,193,135	1,189,717	1,192,707	1,627,037
Total debt	1,700,224	1,681,369	1,385,162	1,468,506	2,135,997
Total equity	1,910,528	1,815,705	1,772,278	1,860,732	1,881,333
Other Financial Data:
Net cash provided by operating activities	$705,621	$425,850	$589,898	$220,078	$489,501
Net cash used in investing activities	(126,327)	(479,097)	(444,128)	(50,866)	(157,118)
Net cash (used in) provided by financing activities	(162,874)	77,200	(273,654)	(563,218)	311,404
Purchase of property, plant and equipment	(194,127)	(195,934)	(192,574)	(156,592)	(116,667)
Total debt to total capital(2)	47.1%	48.1%	43.9%	44.1%	53.2%

(1)
Net working capital is defined as current assets less current liabilities.

(2)
Calculated as total debt divided by the sum of total debt and total equity.

RISK FACTORS
Investing in the notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and the notes before making an investment in the notes offered hereby. If any of the following events actually occurs, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of the notes. You may lose all or part of your original investment.
Risks Relating to Our Business
Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully review and consider this information.
Risks Relating to the Notes
In the event that the Ball Metalpack Acquisition is not consummated on or prior to the Outside Date or the Ball Metalpack Agreement is terminated at any time prior thereto, we will be required to redeem the notes and may not have the funds necessary to redeem the notes. In addition, if we redeem the notes, you may not obtain the return you expect on the notes.
Our ability to consummate the Ball Metalpack Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Ball Metalpack Acquisition within the timeframe specified under the Ball Metalpack Agreement. If the Ball Metalpack Acquisition is not consummated on or before the Outside Date, or if the Ball Metalpack Agreement is terminated prior to the Outside Date, we will be required to redeem the outstanding notes at a redemption price equal to 101% of the principal amount of the notes (or, solely with respect to the           notes, if the Special Mandatory Redemption Date falls on or after the           Notes Par Call Date, 100% of the principal amount of the           notes), plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date, and we cannot assure you that we will have sufficient funds available to redeem any or all of the notes. See “Description of the Notes — Special Mandatory Redemption.” In addition, even if we are able to redeem the notes pursuant to the special mandatory redemption provisions, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.
You will not have any right to require us to repurchase your notes if, between the closing of the offering of the notes and the closing of the Ball Metalpack Acquisition, we experience any change in our business or financial condition (other than a Change of Control Triggering Event (as defined below)).
We are not obligated to place the net proceeds from the sale of the notes in escrow prior to the closing of the Ball Metalpack Acquisition and, as a result, we may not be able to repurchase the notes upon a Special Mandatory Redemption.
The net proceeds from the sale of the notes will not be deposited into an escrow account pending any Special Mandatory Redemption, and the indenture governing the notes imposes no restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity securities. It is possible that we will not have sufficient financial resources available to satisfy our obligations, if any, to redeem the notes if we are required to do so pursuant to the Special Mandatory Redemption. Furthermore, our failure to redeem or repurchase the notes as required under the indenture would result in a default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the notes.

Financing the Ball Metalpack Acquisition will result in an increase in our indebtedness, which could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.
As of October 3, 2021, our consolidated indebtedness was $1,469 million. We intend to finance a portion of the $1.35 billion purchase price of the Ball Metalpack Acquisition with the net proceeds from this offering. This increase in our indebtedness may, among other things, reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs. In addition, the amount of cash required to pay interest on our indebtedness following completion of this offering, and thus the demands on our cash resources, will materially increase as a result of this offering.
Between the time of the issuance of the notes and the consummation of the Ball Metalpack Acquisition, the parties to the Ball Metalpack Agreement or other related transaction documents may agree to modify or waive the terms or conditions of such documents without noteholder consent.
Prior to the consummation of the Ball Metalpack Acquisition, the parties to the Ball Metalpack Agreement or related transaction documents may agree to amendments or waivers of the terms thereof. If the Ball Metalpack Acquisition is not consummated on or before the Outside Date, or if the Ball Metalpack Agreement is terminated prior to the Outside Date, we will be required to redeem the outstanding Notes. However, the requirements for a Special Mandatory Redemption will not preclude the transaction parties from making certain changes to the terms of the Ball Metalpack Acquisition or from waiving certain conditions to the Ball Metalpack Acquisition.
The incurrence of additional indebtedness, including pursuant to this offering, could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.
As of October 3, 2021, we had $1,469 million of outstanding indebtedness on a consolidated basis and, after giving pro forma effect to the issuance of the notes offered hereby, $      million. This increase in our indebtedness may, among other things, reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs. In addition, the amount of cash required to pay interest on our indebtedness following completion of this offering, and thus the demands on our cash resources, will materially increase as a result of this offering.
The notes are effectively subordinated to any secured debt.
The notes will rank senior in right of payment to existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional indebtedness, nor does it prohibit any of our subsidiaries from incurring additional liabilities. The terms of the indenture limit our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes — Certain Covenants of the Company.”
As of October 3, 2021, we had $1,469 million of outstanding indebtedness on a consolidated basis, none of which was secured debt.
The notes are our obligations only, and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries. In addition, the notes will be structurally subordinated to liabilities of our subsidiaries.
The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
In addition, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt (including the notes) to participate in those assets, would be structurally subordinated to the claims of the creditors of those subsidiaries, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries that is senior to indebtedness held by us.
As of October 3, 2021, our subsidiaries had outstanding indebtedness of $81.0 million.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.
We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes — Certain Covenants of the Company.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our other financial data or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock or to transfer assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due, causing a loss in the trading value of your notes, if any, and increasing the risk that the credit rating of the notes would be lowered or withdrawn.
We may not have sufficient cash to repurchase the notes upon the occurrence of a “Change of Control Repurchase Event.”
As described under “Description of the Notes — Change of Control Repurchase Event,” we will be required to offer to repurchase all of the notes upon the occurrence of a Change of Control Repurchase Event. We may not, however, have sufficient cash at that time, or have the ability to arrange necessary financing on acceptable terms, to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, it would result in an event of default under the indenture. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we might not have sufficient funds to repay the indebtedness and repurchase the notes.

Holders of our existing indebtedness may have superior rights under certain circumstances.
As of October 3, 2021, we had an aggregate of approximately $1.1 billion principal amount of our 3.125% Notes due 2030 and our 5.75% Notes due 2040 outstanding (the “Outstanding Notes”). Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem a series of notes offered hereby, we will be required to offer to repurchase all of the notes of such series offered hereby. In addition, upon the occurrence of a change of control repurchase event (as defined with respect to each series of the Outstanding Notes), we will be required to offer to repurchase each affected series of Outstanding Notes. The definition of Change of Control Repurchase Event with respect to the notes offered hereby is similar, but not identical in one or more respects, to the definitions of change of control repurchase event with respect to the various series of Outstanding Notes. As a result, under certain circumstances, we may be required to make an offer to repurchase one or more series of the Outstanding Notes but not the notes offered hereby.
We cannot assure you that an active trading market will develop for the notes.
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.
In addition, the market price of the notes may also be impacted by any failure by us to use the aggregated net proceeds of the notes on the Ball Metalpack Acquisition or other Eligible Projects or to meet or continue to meet the investment requirements of certain environmentally or socially focused investors with respect to the notes.
Ratings of the notes may not reflect all risks of an investment in the notes.
The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.
An increase in market interest rates could result in a decrease in the value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.
Even if you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.
Even if you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:
•
our financial performance, actual and projected;

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the amount of indebtedness we have outstanding;

•
the market for similar securities;

•
market interest rates;

•
the liquidity of the market in which the notes trade;

•
the redemption and repayment features of the notes to be sold; and

•
the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at a price below that you believe to be appropriate, including a price below the price you paid for them.
There can be no assurance that the anticipated use of proceeds of the notes to fund a portion of the cash consideration payable by us in connection with the Ball Metalpack Acquisition will be suitable for the investment criteria of an investor.
We intend to use an amount equal to the net proceeds of this offering, together with borrowings under our expected $300 million term loan facility and commercial paper borrowings, to fund the cash consideration payable by us in connection with the Ball Metalpack Acquisition, which qualifies as an Eligible Project under our Green Financing Framework. Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter of the notes that the use of such net proceeds to fund a portion of the cash consideration payable by us in connection with the Ball Metalpack Acquisition will satisfy (or will continue to satisfy), whether in whole or in part, any present or future investor expectations, requirements, taxonomies, standards, or other investment criteria, or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own governing rules or investment portfolio mandates, ratings mandates or criteria, taxonomies, or standards, or other independent expectations, in particular with regard to any direct or indirect environmental, sustainability, or social impact of any projects or uses, the subject of or related to, the Ball Metalpack Acquisition. Any failure of the Ball Metalpack Acquisition to satisfy investor expectations or requirements in this regard could have a material adverse effect on the market price of the notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.
There is no legal, regulatory, or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable,” or other equivalently labeled project, and any such designations made by third parties with respect to the notes may not be suitable for the investment criteria of an investor.
There is currently no clear definition (legal, regulatory, or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable,” or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable,” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time or, if such definition or consensus develops in the future, that the Ball Metalpack Acquisition will meet such criteria. Accordingly, no assurance is or can be given to investors that the Ball Metalpack Acquisition will meet any or all investor expectations regarding such “green,” “social,” “sustainable,” or other equivalently labeled performance objectives, or that any adverse environmental, social, and/or other impacts will not occur in connection with the Ball Metalpack Acquisition.
No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us), including any second party opinion such as the second party opinion discussed under “Use of Proceeds” in this prospectus supplement, that may be made available in connection with the issuance of the notes and, in particular, with respect to whether the Ball Metalpack Acquisition fulfills any environmental, social, sustainability, and/or other criteria. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus. Any such opinion or certification is not, nor should be deemed to be, a recommendation by us or any underwriter, or any other person, to buy, sell, or hold the notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the notes. The providers of such opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.
The notes may not be listed or admitted to any dedicated “green,” “social,” “sustainable,” or other equivalently-labeled segment of any stock exchange or securities market or included in any green bond or similar index, and any such potential listing, admission, or inclusion may not be indicative that the notes will be suitable for the investment criteria of an investor.
While no assurance can be given that any such listing or admission will happen, in the event that the notes are listed or admitted to trading on any dedicated “green,” “social,” “sustainable,” or other equivalently-labeled segment of any stock exchange or securities market (whether or not regulated) or included in any green bond or similar index, no representation or assurance can be given by us, any underwriter, or any other person:
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that such listing, admission, or inclusion would satisfy (or would continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies, or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor’s own governing documents or rules or investment portfolio mandates, ratings mandates, or other expectations, in particular with regard to any direct or indirect environmental, social, or sustainability impact of any projects or uses, the subject of or related to, the Ball Metalpack Acquisition or any other Eligible Projects (and it should be noted that the criteria for any such listing or admission to trading or for inclusion in an index may vary from one stock exchange, securities market, or index to another); or

•
that any such listing or admission to trading will be maintained during the life of the notes.

In the event that the notes are listed on any such exchange or securities market or included in any such index, any change to the listing or admission status of the notes or their inclusion in any such index, including, but not limited to, if the notes are no longer being listed or admitted to trading on any stock exchange or securities market or included in any index, may have a material adverse effect on the value of the notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.
The value of the notes may be negatively affected to the extent that perception by investors of the suitability of the notes as “sustainability” bonds deteriorates or demand for sustainability-themed investment products diminishes.
Perception by investors of the suitability of the notes as “sustainability” bonds could be negatively affected by dissatisfaction with our Green Financing Framework and/or our determination that the Ball Metalpack Acquisition is an Eligible Project, controversies involving the environmental or social impact of our business or industry, evolving standards or market consensus as to what constitutes a “sustainability” bond or the desirability of investing in “sustainability” bonds or any opinion or certification as to the suitability of the notes as “sustainability” bonds no longer being in effect. Additionally, Ball Metalpack’s operations may have complex, and potentially adverse direct or indirect environmental or social impacts. The Ball Metalpack Acquisition may become controversial or criticized by governmental and non-governmental organizations, investors, customers, consumers, our employees or other stakeholders. No representation is made by us, any underwriter or any other person as to the suitability of the notes to meet or fulfill environmental, social and/or other criteria, expectations, impact or performance metrics required by prospective investors, any third-party reviewer or opinion provider, or any stock exchange or securities market. The value of the notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by investors or the market in general as to the suitability of the notes as “sustainability” bonds. The value of the notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability, environmental or social themed investing or for other reasons.
Risks Relating to the Ball Metalpack Acquisition
Completion of the Ball Metalpack Acquisition is subject to conditions, and if these conditions are not satisfied or waived, the Ball Metalpack Acquisition will not be completed.
Each of our and Ball Metalpack’s obligation to complete the Ball Metalpack Acquisition is subject to the satisfaction or waiver of a number of conditions set forth in the Ball Metalpack Agreement. These include, among others, the accuracy of the parties’ respective representations and warranties in the Ball Metalpack Agreement, subject to specified materiality qualifications; compliance by the parties with their respective covenants in the Ball Metalpack Agreement in all material respects; the absence of any law or order enjoining or prohibiting the consummation of the Ball Metalpack Acquisition; the expiration or termination of the waiting period applicable to the Ball Metalpack Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and the absence of a material adverse effect with respect to Ball Metalpack. The failure to satisfy all of the required conditions in the Ball Metalpack Agreement could delay the completion of the Ball Metalpack Acquisition or prevent the Ball Metalpack Acquisition from occurring. Any delay in completing the Ball Metalpack Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the Ball Metalpack Acquisition is successfully completed within the expected time frame. There can be no assurance that the conditions to the closing of the Ball Metalpack Acquisition will be satisfied or waived or that the Ball Metalpack Acquisition will be completed, or as to whether the Ball Metalpack Acquisition will be completed on terms other than those set forth in the Ball Metalpack Agreement as in effect as of the date of this prospectus supplement.
Failure to complete the Ball Metalpack Acquisition could negatively impact the price of shares of our common stock and the notes, as well as our future business and financial results.
If the Ball Metalpack Acquisition is not completed for any reason, our business and financial results may be adversely affected, including as follows:
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We may experience negative reactions from the financial markets, including negative impacts on the market price of our common stock and the notes;

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the manner in which industry contacts, business partners and other third parties perceive us may be negatively impacted, which in turn could affect our marketing operations or our ability to compete for new business in the marketplace more broadly;

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we may experience negative reactions from employees; and

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we will have expended time and resources that could otherwise have been spent on our existing business and the pursuit of other opportunities that could have been beneficial to us, and our ongoing business and financial results may be adversely affected.

We may fail to realize all of the anticipated benefits of the Ball Metalpack Acquisition, and the Ball Metalpack Acquisition or those benefits may take longer to realize than expected.
We believe that there are significant benefits and synergies that may be realized through combining our existing business and the business of Ball Metalpack. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Ball Metalpack Acquisition, including the anticipated synergies and growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Ball Metalpack Acquisition could adversely affect our results of operations or cash flows, cause dilution to our earnings per share, decrease or delay any accretive effect of the acquisition and negatively impact the price of our common stock and the trading price of the notes.

In addition, we will be required after closing the Ball Metalpack Acquisition to devote significant attention and resources to successfully align our and Ball Metalpack’s business practices and operations. This process may disrupt our business and, if ineffective, would limit the anticipated benefits of the Ball Metalpack Acquisition.
We will incur direct and indirect costs as a result of the Ball Metalpack Acquisition.
We have incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the Ball Metalpack Acquisition, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. We expect that the majority of non-recurring expenses will consist of transaction costs related to the Ball Metalpack Acquisition and include, among others, employee retention costs, fees paid to financial, legal, integration and accounting advisors, severance and benefit costs.
We will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Ball Metalpack Acquisition and the integration of Ball Metalpack’s business into our business. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of Ball Metalpack, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on our financial condition and results of operations following the completion of the Ball Metalpack Acquisition. Many of these costs will be borne by us even if the Ball Metalpack Acquisition is not completed. Factors beyond our control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.
We are not providing in the base prospectus, this preliminary prospectus supplement or the final prospectus supplement historical financial information of Ball Metalpack or pro forma financial statement information reflecting the impact of the Ball Metalpack Acquisition on our historical financial position and operating results.
We are not required, pursuant to SEC regulations, to include any historical Ball Metalpack financial statements or pro forma financial information related to the Ball Metalpack Acquisition in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical or pro forma financial information. Accordingly, when deciding whether to invest in the notes, you should consider the fact that there is very limited information related to Ball Metalpack or its anticipated impact on our financial results contained in this prospectus supplement. We cannot assure you that such limited information is adequate to assess the impact of the Ball Metalpack Acquisition on our future financial performance or condition.

USE OF PROCEEDS
We expect to receive approximately $      million in net proceeds from the sale of the notes, after deducting the underwriting discounts and other estimated offering expenses payable by us.
We expect that the total cash consideration payable by us in connection with the Ball Metalpack Acquisition will be approximately $1,350 million. We intend to use an amount equal to the net proceeds of this offering, together with borrowings under our expected $300 million term loan facility and commercial paper borrowings, to fund the cash consideration payable by us in connection with the Ball Metalpack Acquisition, which qualifies as an Eligible Project (as defined below) under our Green Financing Framework.
Pending the use of proceeds as described above, we intend to invest the net proceeds of this offering in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, as well as to repay amounts outstanding under our commercial paper program. We had an aggregate of $349.0 million of commercial paper outstanding as of December 31, 2021, which bore interest at an average rate of 0.159% in the twelve months ended December 31, 2021. See “Capitalization.”
Certain of the underwriters or their respective affiliates may hold our commercial paper and would receive a portion of the proceeds from this offering in connection with the repayment of our commercial paper. Accordingly, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules and the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”
Framework
We established the Green Financing Framework in alignment with the International Capital markets Association Green Bond Principles, 2021, under which we intend to issue debt securities (“Green Bonds”) and allocate an amount equal to the net proceeds to finance or refinance, in part or in full, one or more new or existing Eligible Projects that will help us advance our environmental sustainability goals. We have made the Green Financing Framework available on our website.
Eligible Projects
“Eligible Projects” are investments and expenditures made by us or any of our subsidiaries and/or affiliates, beginning with the issuance date of the Green Bonds and including the 24 months prior to such and generally within 36 months after such issuance. Eligible Projects may include acquisitions of companies that are (i) active in or (ii) about to align their strategy with our eligibility criteria. We expect that each of our Eligible Projects will meet one or more of the following eligibility criteria:
•
Acquisition of Pure Players in Eco-efficient and/or Circular Economy Adapted Products, Production Technologies and Processes.   Acquisitions of and/or investments in companies that (i) make products, develop technologies or provide services that minimize environmental impact, including climate change, land use, eutrophication, and solid waste and (ii) minimize use of natural resources and/or contribute to a circular economy which aims to eliminate unnecessary materials and in which materials are reusable, recycled back into the same or similar products, and/or contain recycled content, where a minimum of 90% of such companies’ revenues are derived from sustainable packaging (each such acquisition and/or investment, a “Pure Player Acquisition”). Example projects in this category may include, but are not limited to, acquisitions of companies that primarily produce packaging of which greater than 90% is recyclable, the primary substrate is infinitely recyclable without loss of quality, and the package contains an estimated 35% post-consumer recycled content on average, contributing to the circular economy.

We believe the Ball Metalpack Acquisition qualifies as Pure Player Acquisition under these criteria.
•
Energy Efficiency.   Expenditures related to energy-efficiency projects including equipment, systems, operational improvements and maintenance that help deliver on our energy reduction goals. Example projects in this category may include but are not limited to costs related to various projects having a significant cumulative impact on emissions, including plant boiler efficiency, compressed air, LED lighting, vacuum systems, heating, ventilation and cooling systems and process chillers.
•
Renewable Energy.   Expenditures related to the construction, development, acquisition, maintenance, and operation of renewable energy derived from solar, wind and geothermal. Example projects in this category may include but are not limited to costs related to “Greening the Grid” and purchase of power purchase agreements or virtual power purchase agreements.

•
Sustainable Water and Wastewater Management.   Expenditures related to sustainable water and wastewater projects. Example projects in this category may include, but are not limited to, costs related to reducing water usage at our global paper mills and costs to improve wastewater treatment efficiency.

•
Pollution Prevention and Control.   Expenditures related to the production, construction, maintenance, operation, improvements and infrastructure of circular economy processes. Example projects in this category may include, but are not limited to, costs related to developing and procuring packaging designed to be recycled and packaging made from up to 90% recycled content, depending on package type.

The examples of Eligible Projects noted above are for illustrative purposes only, and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us or any of our subsidiaries or affiliates.
Process for Project Evaluation and Selection
A committee consisting of executive and senior level management approvers, including our CEO and Executive VP of Operations, will be responsible for the approval of Eligible Projects, which will be evaluated based on expected carbon, energy, or other factors impact; location; and costs to ensure alignment with our Green Financing Framework (our “Green Financing Framework”). Any Eligible Project allocated funding from the net proceeds of the offering would follow an internal process that includes regular review by representatives from our Global Sustainability & Environmental Team and our Corporate Commitments Oversight Committee for carbon impact, tracking of carbon/energy impact by the engineering lead responsible for leading such project, and annual impact assessments in compliance with our Green Financing Framework.
We will not knowingly allocate proceeds from the offering to activities related to the exploration, production or transportation of fossil fuels (e.g., coal, oil and gas); consumption of fossil fuels for the purpose of power generation; large hydroelectric power generation (e.g., plants with a capacity of greater than 20 megawatts or dams with a height greater than ten meters); nuclear energy; or any other activity that we determine is ineligible for allocation of proceeds at the time of allocation.
Management of the Proceeds
Our Corporate Finance department will track the amount of net proceeds of the offering allocated to Eligible Projects. Pending allocation, an amount equal to the net proceeds from the sale of the notes may be held in accordance with our internal investment policy, temporarily invested in cash, cash equivalents, and/or high-quality marketable securities. In the case of divestment or if a project no longer meets the eligibility criteria listed above, we intend to reallocate the funds to other Eligible Projects during the terms of the notes. Payments of principal and interest on the notes will be made from our general corporate account and will not be linked to the performance of any Eligible Project.
Reporting
Annually, until full allocation of the net proceeds from this offering, and on a timely basis in case of material developments, we will publish a report (the “Green Bond Report”) on our website that will include (i) the amount of net proceeds from the sale of the notes that have been allocated to one or more Eligible Projects either individually or by category, subject to confidentiality considerations; (ii) the list of Eligible Project categories with a selection of brief descriptions; (iii) estimated impact metrics, where feasible; and

(iv) the outstanding amount of net proceeds from the sale of the notes yet to be allocated to Eligible Projects at the end of the reporting period, if any.
External Review
We have obtained a Second Party Opinion (the “SPO”) from a consultant with recognized environmental and social expertise on the environmental and social benefits of the Green Financing Framework as well as alignment to the International Capital Markets Association Green Bond Principles, 2021. The SPO is available on the SPO provider’s website.
We expect that the Green Bond Report will be accompanied by (i) assertions by our management that an amount equal to the net proceeds from this offering have been allocated to Eligible Projects and (ii) an assurance report from an independent accountant or a qualified independent external reviewer with experience in environmental, social and governance research and analysis.
For the avoidance of doubt, none of the Green Financing Framework, the SPO or the Green Bond Report are, and none shall be deemed to be, incorporated by reference into or forming a part of this prospectus supplement, the accompanying prospectus or any other report or filing we make with the SEC. Neither the terms of the notes nor the indenture governing the notes require (or will require) us to use the net proceeds of the offering as described above, and any failure by us to comply with the foregoing will not constitute a breach of or default under the notes or the indenture. The above description of the use of the net proceeds of the offering is not intended to modify or add any covenant or other contractual obligation under the terms of the notes or the indenture governing the notes.

CAPITALIZATION
The following table sets forth, as of October 3, 2021, our consolidated cash and cash equivalents, total debt and total capitalization (i) on an actual basis, (ii) as adjusted to give effect to the sale of the notes offered hereby and our expected repayment of outstanding commercial paper and (iii) as further adjusted to give effect to the Ball Metalpack Acquisition, including our expected borrowings under our expected term loan facility and commercial paper borrowings. You should read this table in conjunction with our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement.
	As of October 3, 2021
	Actual	As Adjusted(1)		As Further Adjusted(2)
	(in thousands)
Cash and cash equivalents	$160,012	$		$
Debt:
Commercial paper	$202,000		$—	$
Finance lease obligations – current portion	6,235		6,235		6,235
Other foreign denominated debt	67,564		67,564		67,564
Total current debt	275,799		275,799		275,799
3.125% Notes due 2030	595,193		595,193		595,193
5.75% Notes due 2040	536,173		536,173		536,173
Notes offered hereby:
% Notes due	—
% Notes due	—
% Notes due	—
Expected term loan facility	—		—		300,000
Revolving credit facility	—		—		—
Finance lease obligations – non-current portion	45,101		45,101		45,101
Other non-current debt	16,240		16,240		16,240
Total non-current debt	1,192,707
Total debt	1,468,506
Total equity	1,860,732		1,860,732		1,860,732
Total capitalization(3)	$3,329,238	$		$

(1)
Gives effect to (i) the receipt of approximately $     million in net proceeds from this offering, after deducting the underwriting discounts and other estimated offering expenses payable by us, and (ii) repayment of an aggregate of $202.0 million of commercial paper outstanding as of October 3, 2021. See “Use of Proceeds.” Does not reflect changes in cash and cash equivalents or commercial paper subsequent to October 3, 2021. As of December 31, 2021, we had an aggregate of $349.0 million of commercial paper outstanding.

(2)
Gives effect to (i) the expected use of $1.35 billion in cash to fund the Ball Metalpack Acquisition and (ii) our expected borrowing of $300 million under our expected term loan facility and additional commercial paper borrowings substantially concurrently with the consummation of the Ball Metalpack Acquisition. See “Use of Proceeds.”

(3)
Defined as total debt plus total equity.

DESCRIPTION OF THE NOTES
General
Set forth below is a description of the specific terms of our    % notes due      ,    % notes due      and     % notes due      . This description supplements, and should be read together with, the description of the general terms and provisions of the notes, some of which may not apply to this offering, set forth in the accompanying prospectus under the caption “Description of the Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the note indenture, which we refer to as the indenture, dated as of June 15, 1991, as supplemented, between us and Regions Bank, as successor to The Bank of New York Mellon Trust Company, N.A. and Wachovia Bank of North Carolina, National Association, as trustee. The indenture has been qualified as an indenture under the Trust indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the indenture are those provided therein and those made a part of the indenture by the Trust Indenture Act. Each series of notes will constitute a separate series of “debt securities” (as that term is used in the accompanying prospectus) under the indenture as described in the accompanying prospectus. In addition to the notes, we may issue, from time to time, other series of debt securities under the indenture. Such other series will be separate from and independent of the notes.’
Principal Amount and Maturity
We will issue a total of $      aggregate principal amount of the           notes that will mature on        ,        . We will issue a total of $      aggregate principal amount of the       notes that will mature on           ,           . We will issue a total of $      aggregate principal amount of the      notes that will mature on           ,           .
If the maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. The notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
We may from time to time, without giving notice to or seeking the consent of the holders of the notes of a series, “reopen” such series of notes and issue additional debt securities that have the same ranking, interest rate, maturity date and other terms as the notes of such series (except for the issue date, the public offering price and, in some cases, the first interest payment date). These additional debt securities, together with the notes of the series being reopened, would constitute a single series of debt securities under the indenture, provided that any such additional debt securities are fungible with the notes of the applicable series for U.S. federal income tax purposes. No such additional debt securities may be issued if an “event of default” (as defined in the accompanying prospectus) has occurred and is continuing with respect to the notes of the applicable series.
Interest
The           notes will bear interest at an annual rate of    % per year. Interest will accrue from           , 2022. Interest is payable semi-annually in arrears on           and           of each year to the holders of record at the close of business on           and           (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. The first interest payment date on the           notes will be           , 2022.
The           notes will bear interest at an annual rate of    % per year. Interest will accrue from           , 2022. Interest is payable semi-annually in arrears on           and           of each year to the holders of record at the close of business on           and           (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. The first interest payment date on the           notes will be           , 2022.
The           notes will bear interest at an annual rate of    % per year. Interest will accrue from           , 2022. Interest is payable semi-annually in arrears on           and           of each year

to the holders of record at the close of business on           and           (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. The first interest payment date on the           notes will be           , 2022.
Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date is not a business day, the payment of interest will be made on the next succeeding business day and no additional interest will accrue.
Sinking Fund
There is no provision for a sinking fund for the notes.
Ranking
The notes of each series will constitute our unsecured and unsubordinated obligations and will rank:
•
equally with our existing and future unsecured and unsubordinated indebtedness;

•
senior to any of our future subordinated indebtedness;

•
effectively subordinate to our secured indebtedness to the extent of the collateral securing that indebtedness;

•
structurally subordinate to our indebtedness that has been guaranteed by subsidiaries with respect to the assets and earnings of those subsidiaries; and

•
structurally subordinate to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

As of October 3, 2021, we had $1,469 million of outstanding indebtedness on a consolidated basis, none of which was secured, and our subsidiaries had outstanding indebtedness of $81.0 million.
The indenture contains no restrictions on the amount of additional indebtedness that we may incur.
Special Mandatory Redemption
In the event that (a) the Ball Metalpack Acquisition is not consummated on or before June 20, 2023 (the “Outside Date”) or (b) at any time prior to the Outside Date, the Ball Metalpack Agreement is terminated (either such event being a “Special Mandatory Redemption Event”), we will redeem the Notes (the “Special Mandatory Redemption”) at the Special Mandatory Redemption Price. The “Special Mandatory Redemption Price” will be a price equal to 101% of the principal amount of the notes (or, solely with respect to the       notes, if the Special Mandatory Redemption Date falls on or after the       Notes Par Call Date (as defined below), 100% of the principal amount of the       notes), plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date (as defined below) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. Notice of the occurrence of a Special Mandatory Redemption Event will be delivered by us (a “Special Mandatory Redemption Notice”) to the trustee within three business days following the occurrence of a Special Mandatory Redemption Event and at least five business days prior to the anticipated Special Mandatory Redemption Date (as defined below). Concurrently with the delivery of the Special Mandatory Redemption Notice, we will provide the trustee with a notice to the holders of the notes that a Special Mandatory Redemption is to occur and request the trustee to, at our expense, deliver (in accordance with the procedures of The Depository Trust Company (“DTC”)) such notice; provided, however, that the Special Mandatory Redemption Notice and notice to holders will be provided to the trustee no less than three business days prior to the date that such notice is to be delivered to holders, or such shorter time as the trustee may agree. Within three business days (or such other minimum period as may be required by DTC) after the trustee’s delivery of such notice of a Special Mandatory Redemption Event, we will complete the Special Mandatory Redemption (the date of such redemption, the “Special Mandatory Redemption Date”).
On the business day prior to the Special Mandatory Redemption Date, we will deposit with the trustee any amounts necessary to fund the redemption of the Notes at the Special Mandatory Redemption Price.

The trustee shall use such amounts on deposit to pay the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, in accordance with the applicable procedures of DTC.
The provisions described in this “Special Mandatory Redemption” section may not be waived or modified without the written consent of all holders of the Notes.
Redemption at Our Option
Prior to (i)           ,   (           years prior to the maturity date of the      notes) (the “      Notes Par Call Date”), in the case of the      notes, (ii)           ,    (      months prior to the maturity date of the      notes) (the “      Notes Par Call Date”), in the case of the      notes and (iii)           ,    (      months prior to the maturity date of the      notes) (each such date, a “Par Call Date”), in the case of the      notes, we may redeem the notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
100% of the principal amount of the notes to be redeemed, or

•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points, in the case of the      notes, plus      basis points, in the case of the      notes and plus      basis points, in the case of the      notes, less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.
On or after the Par Call Date applicable to any series of notes, we may redeem the notes of such series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon, calculated assuming a 360-day year consisting of twelve 30-day months to, but not including, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.
If on the third business day preceding the applicable redemption date H.15 is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no obligation to verify or confirm any such calculation.
Notice of any optional redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions thereof called for redemption.
Change of Control Repurchase Event
Upon the occurrence of a Change of Control Repurchase Event (as defined below) with respect to a series of notes, unless we have exercised our right to redeem the applicable series of notes as described under “— Redemption at Our Option,” the indenture provides that each holder of notes of that series will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will be required to send, by mail or electronic delivery (or otherwise in accordance with the depositary’s procedures), a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed, electronically delivered or otherwise transmitted prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
We will not be required to make a Change of Control Offer with respect to a series of notes if a third party makes such an offer with respect to that series of notes in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes of that series properly tendered and not withdrawn under its offer.
“Change of Control” means the occurrence of any one of the following:
•
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

•
the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

•
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; or

•
the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Repurchase Event” means the notes of the applicable series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Repurchase Period”) commencing 60 days prior to our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Repurchase Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes of the applicable series at the commencement of any Repurchase Period, the notes of that series will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Repurchase Period. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Fitch” means Fitch Inc. and its successors.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants of the Company
Restriction on Liens
The indenture provides that, so long as the notes are outstanding, we will not issue, assume or guarantee, and we will not permit any Domestic Subsidiary to issue, assume or guarantee, any Indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (any mortgage, pledge, security interest, lien or encumbrance is referred to as a “lien” or “liens”) of or upon any of our currently owned or later acquired assets, or any such assets of a Domestic Subsidiary without effectively providing that the notes (together with, if we shall so determine, any of our other Indebtedness that ranks equally with the notes) shall be equally and ratably secured by a lien ranking ratably with and equal to (or at our option, prior to) such secured Indebtedness; provided, however, that the foregoing restriction shall not apply to:
•
liens on any assets of any corporation existing at the time such corporation becomes a Domestic Subsidiary;

•
liens on any assets existing at the time of our acquisition of such assets or acquisition of such assets by a Domestic Subsidiary, or liens to secure the payment of all or any part of the purchase price of such assets upon our acquisition of such assets or acquisition of such assets by a Domestic Subsidiary or to secure any Indebtedness incurred, assumed or guaranteed by us or a Domestic Subsidiary prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later) which Indebtedness is incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any assets theretofore owned by us or a Domestic Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located;

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liens on any assets to secure Indebtedness of a Domestic Subsidiary to us or to any wholly owned Domestic Subsidiary;

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liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition by us or a Domestic Subsidiary of the assets of a corporation or firm as an entirety or substantially as an entirety;

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liens on any of our assets or assets of a Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

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any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets which secured the lien so extended, renewed or replaced (plus improvements and construction on real property); and

•
liens not permitted by the clauses above if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all of our Indebtedness and all Indebtedness of our Domestic Subsidiaries secured by all such liens not so permitted by the clauses above together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the indenture do not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale and Lease-Back Transactions
The indenture also provides that we will not, and will not permit any Subsidiary to, enter into any arrangement with any person providing for the leasing by us or a Domestic Subsidiary of any property or assets, other than any such arrangement involving a lease for a term, including renewal rights, for not more than 3 years, whereby such property or asset has been or is to be sold or transferred by us or any Domestic Subsidiary to such person (referred to as a “Sale and Lease-Back Transaction”), unless:
•
we or such Domestic Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the property or asset to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the indenture; or

•
the proceeds of the sale of the property or assets to be leased are at least equal to the fair value of such property or assets (as determined by our Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of property, the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of notes or of our Funded Indebtedness or Funded Indebtedness of a consolidated Domestic Subsidiary ranking on a parity with or senior to the notes.

Certain Definitions
“Attributable Debt”, when used in connection with a Sale and Lease-Back Transaction referred to above, means, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all Outstanding Securities determined on a weighted average basis and compounded semi-annually) of our obligations or obligations of any Subsidiary for net rental payments during the remaining term of all leases (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease of any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.
“Consolidated Net Tangible Assets” means at any date, the total assets appearing on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter, prepared in accordance with generally accepted accounting principles at the time of calculation, less (a) all current liabilities as shown on such balance sheet and (b) intangible assets.
“Intangible assets” means the value (net of any applicable reserves), as shown on or reflected in such balance sheet of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational costs; and (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event shall the term “intangible assets” include product development costs.
“Domestic Subsidiary” means any Subsidiary (a) incorporated under the laws of the United States or any state, territory or possession thereof, or the Commonwealth of Puerto Rico, (b) the operations of which are substantially conducted in the United States or its territories or possessions, or in the Commonwealth of Puerto Rico, or (c) a substantial portion of the assets of which are located in the United States or its territories or possessions or in the Commonwealth of Puerto Rico. A “wholly owned Domestic Subsidiary” is any Domestic Subsidiary of which all outstanding securities having the voting power to elect the Board of Directors of such Domestic Subsidiary (irrespective of whether or not at the time securities of any other class or classes of such Domestic Subsidiary shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by us, or by one or more wholly owned Domestic Subsidiaries, or by us and one or more wholly owned Domestic Subsidiaries.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.
“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles at the time of calculation, and (vi) all Indebtedness of others guaranteed by us or any of our subsidiaries or for which we or any of our subsidiaries are otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).
“Subsidiary” means any corporation of which at least a majority of Outstanding securities having the voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time securities of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by us, or by one or more of the Subsidiaries, or by us and one or more Subsidiaries.
Consolidation, Merger and Sale of Assets
The indenture contains a provision permitting us, without the consent of the holders of the outstanding notes, to consolidate with or merge into any other entity or transfer or lease our assets substantially as an entirety to any person provided that:
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the successor is an entity organized and validly existing under the laws of any United States domestic jurisdiction;

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the successor entity assumes our obligations on the notes and under the indenture;

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after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

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certain other conditions are met.

Events of Default
An event of default with respect to a series of notes is defined in the indenture as:
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default in payment of principal or premium, if any, on any note of such series when due, whether at maturity, upon acceleration of maturity or redemption, or otherwise;

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default for 30 days in payment of interest on any note of such series;

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our failure to perform any other of the covenants or warranties in the indenture continued for 60 days after due notice by the trustee or by holders of at least 10% in principal amount of the outstanding notes of such series;

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a default under any bond, debenture, note or other evidence of our Indebtedness (including a default with respect to debt securities of any series other than the notes offered hereby) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our current or future Indebtedness (including the indenture), which default constitutes a failure to pay such Indebtedness in a principal amount in excess of $10 million when due and payable at final maturity after the expiration of any applicable grace period or shall have resulted in such Indebtedness in a principal amount in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 15 days after there shall have been given, by overnight mail or other same day or overnight delivery service which can provide evidence of delivery, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such default and requiring us to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a notice of default under the indenture; and
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certain events of bankruptcy, insolvency or reorganization.

The indenture provides that, if any event of default with respect to a series of notes at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on all of the notes of such series and certain other specified defaults) may be waived by the holders of a majority in principal amount of the outstanding notes of such series on behalf of the holders of all of the notes of such series.
The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the notes of such series at the time outstanding, give to the holders of the outstanding notes of such series notice of such default known to it if uncured or not waived. However, except in the case of default in the payment of principal of (or premium if any) or interest on any of the notes of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes of such series. The indenture also provides that such notice shall not be given until at least 30 days after the occurrence of a default or breach with respect to outstanding notes of such series in the performance of a covenant or warranty in the indenture other than for the payment of the principal of or interest on the notes of such series. The term “default” with respect to any series of notes for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default as described above.
The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the outstanding notes of such series before proceeding to exercise any right or power under the indenture at the request of the holders of such notes. The indenture provides that the holders of a majority in principal amount of outstanding notes of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes of such series, provided that the trustee may decline to act if such direction is contrary to law or the indenture. The indenture requires the trustee to establish a record date for purposes of determining which holders are entitled to join in such direction.
No holder of a note of any series of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
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the holder has previously given to the trustee written notice of a continuing event of default regarding the notes of that series;

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holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made a written request to the trustee to institute the proceeding and the holder or holders have offered reasonable indemnity to the trustee; and

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the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request, within 60 days after the notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder of a note of such series to enforce payment of the principal of or interest on the note on or after the applicable due date specified in the note.
The indenture includes a covenant that we will file annually with the trustee a certificate specifying whether, to the best knowledge of the signers, we are in default under the indenture.

Defeasance of Notes or Certain Covenants in Certain Circumstances
Defeasance and Discharge
The indenture provides that the terms of notes may provide that we will be discharged from any and all obligations with respect to notes of any series (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on the notes of such series on the stated maturity of such payments in accordance with the terms of the indenture and such notes. Such discharge may only occur if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the notes of such series; and such discharge will not be applicable to any notes of such series then listed on the New York Stock Exchange or any other securities exchange if the provision would cause said notes of such series to be de-listed as a result thereof.
Defeasance of Certain Covenants
The indenture provides that the terms of the notes may provide us with the option to omit to comply with certain restrictive covenants described in Sections 1008 and 1009 of the indenture with respect to the notes of any series. In order to exercise such option, we will be required to deposit with the trustee money and/or U.S. government obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on the notes of such series on the stated maturity of such payments in accordance with the terms of the indenture and such notes. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the notes of such series to recognize income, gain or loss for federal income tax purposes. In the event we exercise this option and the notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from such event of default. However, we shall remain liable for such payments.
Modification of the Indenture and Waiver of Covenants
We and the trustee may make agreed modifications and amendments to the indenture, without the consent of any holder of any note of any series of notes, to add covenants and events of default, and to make provisions with respect to other matters and issues arising under the indenture, provided that any such provision does not adversely affect the rights of the holders of such notes.
The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than 66 2∕3% in principal amount of the outstanding notes of a series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of outstanding notes of such series, except that no such supplemental indenture may, without the consent of the holder of each outstanding note of such series affected thereby, (a) change the stated maturity, or reduce the principal amount thereof or the rate of payment of interest thereon, of any note of such series, (b) reduce the percentage in principal amount of the outstanding notes of such series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder or (c) effect certain other changes. The indenture also permits us to omit compliance with certain covenants in the indenture with respect to the applicable series of notes upon waiver by the holders of not less than 66 2∕3% in principal amount of the outstanding notes of such series.

Trustee
The trustee may resign or be removed with respect to any series of notes and a successor trustee may be appointed to act with respect to such series of notes. In the event that two or more persons are acting as trustee with respect to different series of notes, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of notes for which it is trustee.
Book-Entry Issuance
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. The information in this section concerning DTC, Clearstream and Eurostream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
DTC will act as the initial securities depositary for each series of notes. Each series of notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of each series of notes, and will be deposited with the trustee on behalf of DTC.
DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).
Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the notes of any series are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes of such series to be redeemed.
Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee or the paying agent on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.
DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.
Clearstream.   Clearstream Banking, S.A. is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.
Euroclear.   Euroclear Bank SP./N.V. was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
Because settlement will take place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the operations and procedures of DTC, Clearstream Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for its accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream Luxembourg, as applicable, and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream Luxembourg or their respective participants to discuss these matters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
The following discussion is a general summary of certain U.S. federal income tax considerations of the acquisition, ownership and disposition of a note. This summary is not a complete description of all tax considerations that may be relevant to a prospective investor; it is not a substitute for tax advice. This summary applies only to holders that acquire a note in this offering for a price equal to the issue price of the notes and use the U.S. dollar as their functional currency. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:
•
a citizen or resident alien individual of the United States;

•
a corporation (including for this purpose any other entity taxable as a corporation) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more “United States persons” (as defined for U.S. federal income tax purposes), or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person.”

For the purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not a U.S. Holder.
This summary addresses only beneficial owners of the notes that hold the notes as capital assets and does not represent a detailed description of the U.S. federal income tax consequences to prospective purchasers of the notes in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to prospective purchasers of the notes that are subject to special treatment under the U.S. federal income tax laws, such as U.S. expatriates, banks or other financial institutions, partnerships or other pass-through entities (including S-corporations) or investors in such entities, individual retirement and other tax deferred accounts, dealers and traders in securities or currencies, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, persons that directly, indirectly or constructively own 10% or more of the equity securities of the Company by vote or value, insurance companies, tax-exempt organizations, persons holding the notes as part of a conversion, constructive sale, wash sale, hedge, straddle, synthetic security or other integrated transaction, accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code, and U.S. Holders whose functional currency is other than the U.S. dollar. This summary also does not address U.S. federal taxes other than income tax (such as the alternative minimum tax, the Medicare tax on net investment income, or estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations. We cannot assure holders that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a U.S. or non-U.S. partnership (including for this purpose an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Non-U.S. partnerships also generally are subject to special tax documentation requirements. Prospective purchasers that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of the acquisition, ownership and disposition of the notes by the partnerships.
This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement and all of which are subject to change or differing interpretation (perhaps retroactively), and is for general information only.

THE SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF AQUIRING, OWNING, AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Characterization of the Notes
All or a portion of the notes may be redeemed prior to their stated maturity at redemption prices in excess of the principal amount of the relevant notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date as described under “Description of Notes — Special Mandatory Redemption” and “Description of Notes — Optional Redemption.” In addition, upon the occurrence of events constituting a change of control, the holders of the notes will have the right to require the Issuer to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest and additional amounts, if any, to the date of purchase as described under “Description of Notes — Change of Control Repurchase Event.”
In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments may implicate the provisions of U.S. Treasury Regulations relating to “contingent payment debt instruments.” Under applicable U.S. Treasury Regulations, the possibility of such amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be incidental. If the notes were deemed to be contingent payment debt instruments, U.S. Holders might, among other things, be required to accrue interest income at a rate higher than their yield to maturity, regardless of the holder’s method of accounting and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. Although the matter is not free from doubt, we intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a U.S. Holder unless such U.S. Holder explicitly discloses on a statement attached to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the notes that such U.S. Holder’s determination is different. It is possible, however, that the Internal Revenue Service (the “IRS”) may take a contrary position from that described above, in which case the tax consequences to a U.S. Holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.
U.S. Holders
Interest.    A U.S. Holder will have ordinary interest income equal to the amount of interest paid or accrued on a note, includable in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes, subject to any applicable amortization of bond premium as described below.
Original Issue Discount.   The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. In general, if the stated redemption price at maturity of a debt instrument exceeds its issue price by at least a statutorily defined de minimis amount, a U.S. Holder will be required to include such excess in income as OID over the term of the instrument on a constant yield to maturity basis irrespective of the U.S. Holder’s regular method of tax accounting or whether or not it receives cash payments. The issue price of a debt instrument is the initial price at which a substantial amount of the debt instruments are first sold to the public for cash (excluding sales to underwriters, placement agents, brokers or similar persons). The stated redemption price at maturity of a debt instrument is generally the sum of all payments due on a debt instrument other than payments of stated interest that is unconditionally payable at least annually at a single fixed rate or, subject to certain conditions, one or more qualified floating rates. Generally, original issue discount is considered to be de minimis if it is less than 0.25% of the instrument’s stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity.

It is expected and this discussion assumes that either the issue price of the notes will equal the stated redemption price at maturity of the notes or the notes will be issued with less than a de minimis amount of OID.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes.    Generally, a sale, exchange, retirement, redemption or other taxable disposition of a note will result in capital gain or loss equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued and unpaid interest, which, as described above, will be taxed as ordinary income to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder’s adjusted tax basis in the note. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest as income.
A U.S. Holder’s tax basis for determining gain or loss on the disposition of a note generally will equal the purchase price of such note to such U.S. Holder, reduced by any amortizable bond premium previously amortized by such U.S. Holder. Such gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the note has been held for more than one year as of the time of the sale, exchange, redemption or other taxable disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates.
The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the treatment of capital gains and losses.
Non-U.S. Holders
Interest.   Subject to the discussion of backup withholding below and FATCA (as defined below), payments of interest on the notes to non-U.S. Holders generally will qualify as “portfolio interest” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holder certifies its non-U.S. status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. Holder that:
•
actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury Regulations;

•
is a controlled foreign corporation that is actually or constructively related to us through sufficient actual or constructive stock ownership;

•
is a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•
fails to certify its non-U.S. status generally by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) or appropriate substitute form prior to receipt of any payment and certify, under penalty of perjury, that such non-U.S. Holder is not a U.S. person.

If the non-U.S. Holder holds the note through a financial institution or other agent acting on its behalf, it will be required to provide appropriate documentation to the applicable withholding agent (generally, an applicable IRS Form W-8) upon which the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person. Special certification rules apply to non-U.S. Holders that are pass-through entities.
If a non-U.S. Holder cannot satisfy the requirements described above, and the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (or, in the case of certain applicable tax treaties, is not attributable to a permanent establishment or fixed base within the United States), payments of interest made to such non-U.S. Holder will be subject U.S. withholding tax on payments of interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. Holder complies with the applicable certification requirements.

Sale, Exchange, Retirement, Redemption or other Taxable Disposition of Notes.   Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA”, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Interest” above) unless (i) that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States, or (iii) in the case of disposition proceeds representing accrued interest, the non-U.S. Holder cannot satisfy the requirements of the complete exemption from withholding tax described above (and the non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above).
Income or Gains Effectively Connected with a U.S. Trade or Business.    If any interest on the notes or gain from the sale, exchange, retirement, redemption or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net-income basis at the regular graduated individual rates or at the corporate rate, and generally in the same manner as if it were a “United States person” as defined under the Code. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax on a net-income basis only if it is also attributable to a permanent establishment or fixed base maintained by it in the United States. Payments of interest that are effectively connected with a U.S. trade or business conducted by the non-U.S. Holder (and if an applicable tax treaty requires, attributable to a U.S. permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. Holder will not be subject to 30% withholding, provided that it claims exemption from withholding by satisfying applicable certification requirements (generally on IRS Form W-8ECI, or any successor form as the IRS designates), prior to payment. If the non-U.S. Holder is a corporation for U.S. federal income tax purposes that portion of its earnings and profits that is effectively connected with its U.S. trade or business, under certain circumstances, generally will be subject to a “branch profits tax” at a 30% rate (or lower applicable treaty rate). If a non-U.S. Holder is subject to the 183 day rule described above, such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement, redemption or other taxable disposition of the note) exceed capital losses allocable to U.S. sources, even though the non-U.S. Holder is not considered a resident alien under the Code.
Information Reporting and Backup Withholding
Payments of interest to U.S. Holders of notes and proceeds from the sale or other, exchange, retirement, redemption or other taxable disposition of notes by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Payments that are subject to information reporting generally will be subject to “backup withholding” (currently at a flat rate of 24%) if the recipient has failed to provide a correct taxpayer identification number to the payor, furnished an incorrect identification number, failed to comply with applicable certification requirements or been notified by the IRS that it has failed to report interest on its U.S. federal income tax returns. Certain U.S. Holders are not subject to backup withholding.
Certain U.S. Holders are required to report information to the IRS with respect to notes not held through an account with a financial institution (in which case the account may be reportable if maintained by a foreign financial institution). U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisers about these rules and any other reporting obligations that may apply to the ownership or disposition of the notes, including requirements relating to the holding of certain “specified foreign financial assets.”

In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the certification described above under “— Non-U.S. Holders — Interest” and neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. Holder. However, if such certification is not made or tax is required to be withheld we or our paying agent may be required to report to the IRS and the non-U.S. Holder payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement.
Payments of the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of the notes made to or through a non-U.S. office of non-U.S. financial intermediaries that do not have certain enumerated connections with the United States generally will not be subject to information reporting or backup withholding. In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note within the United States or conducted through non-U.S. financial intermediaries with certain enumerated connections with the United States, if the payor receives the certification described above under “— Non-U.S. Holders — Interest” or such holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or the conditions of any other exemption are not, in fact, satisfied. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is furnished by such holder to the IRS in a timely manner.
FATCA
Sections 1471 through 1474 of the code, and the U.S. Treasury Department income tax regulations thereunder (commonly referred to as FATCA) generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest, original discount, and other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from the sale or other disposition after December 31, 2018 of property of a type which can produce U.S.-source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (whether as a beneficial owner or intermediary), unless such foreign financial institution either (i) enters into an agreement with the Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such foreign financial institution’s country of tax residence and the United States or (iii) qualifies for an exemption. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity, or unless an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.
The FATCA withholding requirements generally currently apply to payments of interest on the notes. Under proposed U.S. Treasury Regulations published on December 18, 2018, upon which a non-U.S. Holder may rely until final U.S. Treasury Regulations are issued, payments on gross proceeds from the sale, redemption, retirement or other taxable disposition of a note will not be subject to FATCA withholding. If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund or any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exemption applies). Holders are urged to consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-US AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

UNDERWRITING (CONFLICTS OF INTEREST)
J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, which we refer to as the representatives, of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Underwriter
J.P. Morgan Securities LLC	$	$	$
Wells Fargo Securities, LLC
BofA Securities, Inc.
Total	$	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not in excess of    % of the principal amount of the             notes,    % of the principal amount of the           notes and    % of the principal amount of the           notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not in excess of    % of the principal amount of the           notes,    % of the principal amount of the           notes and     % of the principal amount of the           notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect that delivery of the notes will be made to investors on or about                 , 2022, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to the date of delivery should consult their advisors.
No Sales of Similar Securities
We have agreed that we will not, during the period beginning on the date hereof and ending on the closing date of this offering, without first obtaining the prior written consent of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflicts of Interest
Certain of the underwriters or their respective affiliates may hold our commercial paper and would receive a portion of the proceeds from this offering in connection with the repayment of our commercial paper. Accordingly, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules and the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are lenders and/or agents under our credit facilities. In addition, we have obtained a commitment from an affiliate of J.P. Morgan Securities LLC for our bridge loan facility, subject to certain conditions, and we have obtained a commitment from an affiliate of BofA Securities, Inc. to fund a portion of our expected term loan facility, subject to certain conditions.
In addition, in the ordinary course of their business activities, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity

(within the meaning of Section 21 of the FSMA in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.
This prospectus supplement and the accompanying prospectus are for distribution only to persons who are qualified investors (as defined in the UK Prospectus Regulation) and (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap 571, Laws of Hong Kong) and any rules made thereunder.
The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the Notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the ground that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2(I) of the FIEA. Such solicitation shall be subject to the condition that any qualified institutional investor (as defined under the FIEA, “QII”) who acquires the notes shall enter into an agreement which provides that it shall not transfer such interests to anyone other than another QII. Accordingly, the Notes have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except for in a private placement described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(2) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the notes are subscribed for or purchased under Section 275 of the SFA by a relevant person which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA; (3) where no consideration is or will be given for the transfer; (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products).
Notice to Prospective Investors in Switzerland
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

LEGAL MATTERS
Certain legal matters in connection with the offering of the notes will be passed upon for us by Freshfields Bruckhaus Deringer US LLP, New York, New York, and, with respect to matters of South Carolina law, by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois.
EXPERTS
The financial statements as of December 31, 2020 and December 31, 2019 and for each of the three years in the period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2020 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Can Packaging SAS business we acquired during 2020), given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the reporting requirements of the Exchange Act. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Information about us is available on the SEC’s website and is also available free of charge at our website at www.investor.sonoco.com. The information on, or accessible through, our website is not a part of this prospectus or any prospectus supplement and any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks.
This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and the notes, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, is available on the SEC’s website at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering:
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;

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The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 17, 2021;

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Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 4, 2021, filed with the SEC on May 4, 2021, our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2021, filed with the SEC on August 3, 2021, and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2021 as amended by our Quarterly Report on Form 10-Q/A filed with the SEC on November 12, 2021; and

•
Our Current Reports on Form 8-K filed with the SEC on February 11, 2021 (solely with respect to Item 5.02), March 30, 2021, April 26, 2021 (as amended by our Current Report on Form 8-K/A filed on April 27, 2021), May 12, 2021, June 23, 2021, June 24, 2021, June 30, 2021 and December 21, 2021.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus unless specifically stated otherwise.

SONOCO PRODUCTS COMPANY
Debt Securities
Preferred Stock
Common Stock
We may offer from time to time debt securities, preferred stock and common stock. We will describe the specific amounts and terms of the securities we offer in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.
The debt securities that we may offer may consist of debentures, notes and/or other unsecured evidences of indebtedness in one or more series. The securities offered under this prospectus may be offered separately, together or in separate series and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement setting forth the amount and terms of the offering of any securities will accompany this prospectus.
Our common stock is traded on the New York Stock Exchange under the symbol “SON.”
Our address is Sonoco Products Company, One North Second Street, Hartsville, South Carolina 29550, and our telephone number is (843) 383-7000.
We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them in a prospectus supplement.
Investing in our securities involves risk. You should carefully consider the risk factors incorporated into this prospectus by reference and described under “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 1, 2019

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of debt securities, preferred stock and common stock. We may sell in one or more offerings any combination of debt securities, preferred stock and common stock.
This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement or file a current or periodic report with the SEC that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement or current or periodic reports filed with the SEC also may add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information and Incorporation by Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in jurisdictions where the offer is permitted. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates on the front of those documents, unless the information specifically indicates that another date applies.
Unless the context requires otherwise, references to “we,” “us,” and “our” mean Sonoco Products Company and its subsidiaries.
RISK FACTORS
Investing in our securities involves risk. Before investing, you should consider carefully the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in the documents incorporated by reference into this prospectus, and in any applicable prospectus supplement, as well as any risk factors set forth in our other filings with the SEC pursuant to the Exchange Act, including our quarterly reports on Form 10-Q and our current reports on Form 8-K. Each of the risks described in these documents, as well as other risks not currently known to us or currently deemed immaterial by us, could materially and adversely affect our business, financial condition, results of operations, and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information and Incorporation by Reference.”
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also make these filings available free of charge on our website, http://www.sonoco.com, as soon as reasonably practical after electronic filing of such material with the SEC. Please note that the SEC’s website (www.sec.gov) and our website (www.sonoco.com) are included in this prospectus as inactive textual references only. Neither the information contained on the SEC’s website nor the information contained on our website is incorporated by reference into this prospectus and such information should not be considered to be part of this prospectus.

We “incorporate by reference” into this prospectus some of the information we file with the SEC, which means that we can disclose important business and financial information to you by referring you to those documents without delivering them to you with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than any portions of those documents that are not deemed to be filed) until all securities covered by this prospectus have been sold or the registration of such securities under the Securities Act of 1933 has been terminated. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not, and will not, be deemed to be incorporated by reference herein unless specifically stated otherwise. We incorporate by reference:
•
Our annual report on Form 10-K for the fiscal year ended December 31, 2018 ;

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Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019;

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Our current reports on Form 8-K, filed on July 18, 2019, July 17, 2019, May 21, 2019 (2) , April 18, 2019 (2), and March 1, 2019;

•
The description of our common stock contained in our registration statement on Form 8-A (Amendment No. 3) (file no. 001-11261) , and any further amendments or reports filed for the purpose of updating such description.

We will provide you free copies of these filings, other than exhibits to filings unless the exhibits are specifically incorporated by reference into a filing, if you write or call us at:
Sonoco Products Company
Attn: Corporate Secretary
One North Second Street
Hartsville, South Carolina 29550
Telephone: (843) 383-7000
We have also filed a registration statement on Form S-3 with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement contains additional information that may be important to you.
SONOCO PRODUCTS COMPANY
We are a South Carolina corporation founded in Hartsville, South Carolina in 1899. We are a major global manufacturer of industrial and consumer packaging products, and a provider of packaging services. We are also vertically integrated into paperboard production and recovered paper collection, which means that we produce the paperboard used in our packaging products substantially from recovered paper our subsidiaries collect. We operate an extensive network of plants in the United States and have subsidiaries in Asia, Europe, Canada, Mexico, South America, Australia, and New Zealand, and affiliates in numerous locations around the world. We have made numerous acquisitions of other businesses in the past, and we expect to acquire additional companies that we believe provide meaningful opportunities in industrial and consumer markets. We may also dispose of operations when we believe that doing so is consistent with our overall goals and strategies. Our principal executive offices are located at One North Second Street, Hartsville, South Carolina 29550, telephone number (843) 383-7000.
CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, and any free writing prospectus we authorize for use in connection with the applicable offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risks and uncertainties. All statements that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:
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availability and supply of raw materials, and offsetting high raw material costs, including the impact of potential changes in tariffs;

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improved productivity and cost containment;

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improving margins and leveraging strong cash flow and financial position;

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effects of acquisitions and dispositions;

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realization of synergies resulting from acquisitions;

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costs, timing and effects of restructuring activities;

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adequacy and anticipated amounts and uses of cash flows;

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expected amounts of capital spending;

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refinancing and repayment of debt;

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financial strategies and the results expected of them;

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financial results for future periods;

•
producing improvements in earnings;

•
profitable sales growth and rates of growth;

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market leadership;

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research and development spending;

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expected impact and costs of resolution of legal proceedings;

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extent of, and adequacy of provisions for, environmental liabilities;

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adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates;

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goodwill impairment charges and fair values of reporting units;

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future asset impairment charges and fair values of assets;

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anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments;

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expected impact of implementation of new accounting pronouncements;

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creation of long-term value and returns for shareholders;

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continued payment of dividends; and

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planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs, and the Company’s ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•
costs of labor;

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work stoppages due to labor disputes;

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success of new product development, introduction and sales;

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consumer demand for products and changing consumer preferences;

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ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

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competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

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ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

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ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

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ability to improve margins and leverage cash flows and financial position;

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continued strength of our paperboard-based tubes and cores and composite can operations;

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ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

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ability to maintain innovative technological market leadership and a reputation for quality;

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ability to attract and retain talented and qualified employees, managers and executives;

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ability to profitably maintain and grow existing domestic and international business and market share;

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ability to expand geographically and win profitable new business;

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ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

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the costs, timing and results of restructuring activities;

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availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

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effects of our indebtedness on our cash flow and business activities;

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fluctuations in interest rates and our borrowing costs;

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fluctuations in obligations and earnings of pension and postretirement benefit plans;

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accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

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cost of employee and retiree medical, health and life insurance benefits;

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resolution of income tax contingencies;

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foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

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changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations, interpretations and implementation thereof;

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accuracy in valuation of deferred tax assets;

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accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

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accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

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ability to maintain effective internal controls over financial reporting;

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liability for and anticipated costs of resolution of legal proceedings;

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liability for and anticipated costs of environmental remediation actions;

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effects of environmental laws and regulations;

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operational disruptions at our major facilities;

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failure or disruptions in our information technologies;

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failure of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;

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substantially lower than normal crop yields;

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loss of consumer or investor confidence;

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changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;

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changing climate, climate change regulations and greenhouse gas effects;

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ability to protect our intellectual property rights;

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actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;

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international, national and local economic and market conditions and levels of unemployment; and

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economic disruptions resulting from terrorist activities and natural disasters.

More information about the risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or forecasted in forward-looking statements is provided in reports filed with the SEC pursuant to the Exchange Act.
We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and incorporated by reference herein might not occur.
USE OF PROCEEDS
Except as we otherwise set forth in a prospectus supplement or in a periodic or current report filed with the SEC, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures and the repayment or reduction of bank indebtedness and commercial paper obligations.
DESCRIPTION OF THE SECURITIES
We may offer from time to time debt securities, preferred stock and common stock. We will describe the specific amounts, terms and characteristics of the securities offered and the terms of the offering of such securities in supplements to this prospectus.
PLAN OF DISTRIBUTION
We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Highland Packaging Solutions (“Highland”), Conitex Sonoco (BVI), Ltd. (“Conitex Sonoco”) and Compositub businesses the registrant acquired during 2018, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Sonoco Products Company for the three-month periods ended March 31, 2019 and April 1, 2018 and the three and six-month periods ended June 30, 2019 and July 1, 2018, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 1, 2019, with respect to the quarter ended March 31, 2019, and (ii) July 31, 2019, with respect to the three and six month periods ended June 30, 2019, each of which is incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
VALIDITY OF THE SECURITIES
The validity of the securities offered under this prospectus will be passed upon for us by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina, and for any underwriter, dealer or agent by counsel to such underwriter, dealer or agent named in a prospectus supplement. In rendering their opinions, underwriters’ counsel may rely on Haynsworth Sinkler Boyd, P.A., as to certain matters of South Carolina law. Various attorneys in the firm of Haynsworth Sinkler Boyd, P.A., and members of their immediate families own or have beneficial interests in shares of our common stock.

$
Sonoco Products Company
$              % Notes due
$              % Notes due
$              % Notes due

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
J.P. Morgan
Wells Fargo Securities
BofA Securities
           , 2022